UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2026

FULLPAC, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-296437	39-2886611
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1206 Laskin Road, Suite 201-o, Virginia Beach, Virginia 23451

(Address of principal executive offices) (Zip Code)

(757) 821-2121

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 20, 2026, RoboCent, Inc. (“RoboCent”), a wholly owned subsidiary of FullPAC, Inc. (the “Company”), entered into a fifth Loan Agreement with Stripe Servicing, Inc. and Lead Bank pursuant to the Stripe Capital Program (the “Loan Agreement”), with a loan amount of $250,000 and a fixed fee of $34,250, for a total repayment amount of $284,250 (the “Fifth Stripe Capital Loan”). The Fifth Stripe Capital Loan was funded on October 20, 2026.

The Fifth Stripe Capital Loan is secured by RoboCent’s receivables processed through Stripe, its Stripe account and the funds held in it, its accounts, chattel paper, instruments, payment intangibles, inventory and equipment, and the proceeds of these assets, and is repaid by withholding 11.8% of client payments processed through the Stripe payment processing platform beginning on October 27, 2026, subject to minimum payments of $31,583.34 every 60 days, with any remaining balance due no later than April 19, 2028. RoboCent may repay the outstanding balance in full or in part at any time without penalty. The fixed fee is not reduced by early repayment, although Stripe may waive a portion of the fixed fee in its discretion. Stripe Servicing, Inc. and Lead Bank may declare a default if RoboCent, among other things, breaches the Loan Agreement, fails to pay a minimum payment or the outstanding balance when due, or poses what they determine to be an unacceptable regulatory, reputational or financial risk. Upon a default, they may, among other remedies, demand immediate repayment of the outstanding balance, increase the repayment rate, debit past-due amounts or the outstanding balance from RoboCent’s linked bank accounts and impose a reserve on RoboCent’s Stripe account. While the Fifth Stripe Capital Loan is outstanding, RoboCent has agreed, among other things, to maintain the proportion of its business processed through Stripe and not to sell, pledge or otherwise transfer its assets, other than in the ordinary course of business, without consent.

The remaining balance of the Fourth Stripe Capital Loan, $88,759, was refinanced into the Fifth Stripe Capital Loan on October 20, 2026 rather than repaid in cash, resulting in net cash proceeds to RoboCent of approximately $161,241. The prior financing balance of $91,688 and net loan proceeds of $158,312 indicated on the Loan Agreement were calculated before disbursement, and the amounts above reflect collections on the Fourth Stripe Capital Loan through the disbursement date. The Fourth Stripe Capital Loan, which RoboCent entered into with Stripe Servicing, Inc. and Celtic Bank on June 24, 2026, was retired in full. RoboCent intends to use the net proceeds for working capital purposes.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On October 21, 2026, the Company repaid in full the $300,000 principal amount of the secured promissory note it issued on September 15, 2026 to SEG Opportunity Fund, LLC, a holder of the Company’s common stock and a selling securityholder under the Company’s registration statement on Form S-1 (File No. 333-296437) (the “SEG Note”). As previously disclosed in the Company’s registration statement on Form S-1, the SEG Note was issued for a purchase price of $250,000, reflecting original issue discount of $50,000, bore no interest and was scheduled to mature on October 15, 2026. The repayment was funded with a portion of the net proceeds of the Fifth Stripe Capital Loan and cash generated from operations. Upon the repayment, the Company’s obligations under the SEG Note were satisfied in full.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Loan Agreement, dated as of October 20, 2026, by and among RoboCent, Inc., Stripe Servicing, Inc. and Lead Bank (the Fifth Stripe Capital Loan). †
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Filed herewith.

† Certain information in this exhibit has been redacted pursuant to Item 601(a)(6) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FULLPAC, INC.

Date: October 26, 2026

By:	/s/ Isaac Dietrich
Name:	Isaac Dietrich
Title:	Chief Financial Officer